Exhibit 2.1

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of March 19, 2012, to the Agreement and Plan of Merger, dated as of November 17, 2011 (the “Merger Agreement”), by and among MeadWestvaco Corporation, a Delaware corporation (“MWV”), Monaco SpinCo Inc., a Delaware corporation (“Spinco”), ACCO Brands Corporation, a Delaware corporation (the “Company”), and Augusta Acquisition Sub, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“Merger Sub”).

WHEREAS, the parties hereto are parties to the Merger Agreement;

WHEREAS, in connection with the transactions contemplated by the Transaction Agreements, the parties intend that Mead Products LLC, a direct, wholly owned Subsidiary of the Company (“Mead Products”), and the Surviving Corporation shall enter into an agreement and plan of merger (the “LLC Merger Agreement”), pursuant to which immediately after the Effective Time, the parties thereto will effect the merger of the Surviving Corporation with and into Mead Products (the “LLC Merger”), with Mead Products continuing as the surviving entity, all upon the terms and subject to the conditions to be set forth in the LLC Merger Agreement;

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein; and

WHEREAS, Section 10.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each term used herein, including the Recitals hereto, shall have the meaning assigned to such term in the Merger Agreement as amended by this Amendment. Each reference in the Merger Agreement to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Merger Agreement as amended by this Amendment except that references to “the date hereof” and to “the date of this Agreement” shall remain references to the date of the original Merger Agreement.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.1 Amendments to Merger Agreement. The Merger Agreement shall be amended as follows:

(a)	The second recital of the Merger Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, (i) concurrently with the execution of this Agreement, MWV and Spinco entered into the Separation Agreement in the form attached hereto as Exhibit A, which was subsequently amended by that Amendment No. 1 to the Separation Agreement, dated March 19, 2012 (as amended, the “Separation Agreement”), pursuant to which MWV will transfer or cause to be transferred to Spinco or one or more Spinco Subsidiaries all of the Spinco Assets, Spinco or one or more Spinco Subsidiaries will assume or cause to be assumed all of the Spinco Liabilities, and Spinco will issue Spinco Common Stock to MWV and pay the Special Dividend to MWV, all upon the terms and subject to the conditions set forth in the Separation Agreement (the “Spinco Reorganization”), and (ii) in connection with the transactions contemplated by the Transaction Agreements, the Company intends to cause Mead Products LLC, a direct, wholly owned Subsidiary of the Company (“Mead Products”), to enter into an agreement and plan of merger with the Surviving Corporation (the “LLC Merger Agreement”) pursuant to which immediately after the Effective Time, the parties thereto will effect the merger of the

Surviving Corporation with and into Mead Products (the “LLC Merger”), with Mead Products continuing as the surviving entity, all upon the terms and subject to the conditions to be set forth in the LLC Merger Agreement;

(b)	The ninth recital of the Merger Agreement is hereby amended and restated in its entirety, as follows:

WHEREAS, the parties to this Agreement intend that, for U.S. federal income tax purposes, the Spinco Reorganization and Distribution, taken together, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Merger and the LLC Merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

(c)	A new Section 1.106 is hereby added to the Merger Agreement as follows and all the succeeding sections contained in Article I shall be renumbered accordingly:

“LLC Merger” shall have the meaning set forth in the Recitals hereto.

(d)	A new Section 1.107 is hereby added to the Merger Agreement as follows and all the succeeding sections contained in Article I shall be renumbered accordingly:

“LLC Merger Agreement” shall have the meaning set forth in the Recitals hereto.

(e)	A new Section 1.111 is hereby added to the Merger Agreement as follows and all the succeeding sections contained in Article I shall be renumbered accordingly:

“Mead Products LLC” shall have the meaning set forth in the Recitals hereto.

(f)	Section 2.6(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(a)	The Company Board shall take all action necessary such that, as soon as practicable following the 2012 annual meeting of Company stockholders, the Company Board shall be increased by two members, and two persons selected by MWV and approved by the Corporate Governance and Nominating Committee of the Company Board (such approval not to be unreasonably withheld, conditioned or delayed) shall be appointed to fill the vacancies created; provided however, in the event the 2012 annual meeting of Company stockholders is held before the Effective Time, the Company Board shall take the actions described in the immediately preceding clause as soon as practicable following the Effective Time.

(g)	Section 6.10(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(i)	None of MWV, Spinco and their respective Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) the Spinco Reorganization and Distribution, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code or (ii) the Merger and the LLC Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)	Section 7.10(i) of the Merger Agreement is hereby amended and restated in its entirety as follows”

(i)	Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) the Spinco Reorganization and Distribution, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code or (ii) the Merger and the LLC Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)	Section 8.3(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(a)	Prior to the Effective Time, and from time to time, each of MWV, Spinco and the Company agrees to use its reasonable best efforts to (a) cause the Spinco Reorganization and Distribution, taken together, to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; (b) cause the Merger and the LLC Merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code; and (c) facilitate the issuance of the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling, including by (i) in the case of MWV modifying or terminating the MWV Commitment Letter and (ii) in the case of the Company consenting to such changes to the MWV Commitment Letter, in each case as may be reasonably necessary or appropriate to facilitate the issuance of the IRS Debt Exchange Ruling. In the event that, as a result of any modification or termination effected as a result of this Section 8.3, the MWV Commitment Letter no longer provides for the exchange of Spinco Distribution Debt in full satisfaction of the MWV Debt (the “Trigger Event”), the Company shall use its reasonable best efforts to arrange and obtain a bridge facility from the lenders under the MWV Financing for the purpose of financing the Above Basis Amount of the Special Dividend as promptly as practicable following the occurrence of the Trigger Event, including using reasonable best effort to enter into definitive agreements with respect thereto.

(j)	Section 8.8(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(c)	Merger Tax Opinions. MWV and Spinco, on the one hand, and the Company, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a written opinion of MWV Tax Counsel, in the case of MWV and Spinco, and Skadden, Arps, Slate, Meagher & Flom LLP, in the case of the Company (“Company Tax Counsel”), in form and substance reasonably satisfactory to MWV and the Company, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger and the LLC Merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code. Each of the Company, MWV and Spinco shall deliver to Company Tax Counsel and MWV Tax Counsel for purposes of the Merger Tax Opinions customary representations and covenants, including those contained in certificates of the Company, MWV, Spinco and others, reasonably satisfactory in form and substance to Company Tax Counsel and MWV Tax Counsel.

(k)	Section 8.25 of the Merger Agreement is hereby amended and restated in its entirety as follows:

Section 8.25 Company Stock Option Exercise Prohibition. On or prior to the date that is three (3) Business Days prior to the record date of the Distribution, the Company shall prohibit the holders of options to purchase Company Common Stock pursuant to the Company Stock Plan from exercising such options until after the Closing and shall instruct the Company’s transfer and other agent to prohibit the holders of options to purchase Company Common Stock pursuant to the Company Stock Plan from exercising such options until after the Closing. MWV shall give the Company written notice of the record date of the Distribution at least two (2) Business Days prior to the establishment of such record date.

(l)	A new Section 8.30 is hereby added to the Merger Agreement as follows:

Section 8.30. LLC Merger. Immediately following the Effective Time, the Company shall cause the Surviving Corporation to be merged with and into Mead Products in accordance with the applicable provisions of the Delaware Limited Liability Company Act and the DGCL.

ARTICLE III

MISCELLANEOUS

Section 3.1 No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 3.2 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 3.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 3.4 Miscellaneous. Sections 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.11, 11.12 and 11.13 of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, MWV, Spinco, the Company and Merger Sub have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above

MEADWESTVACO CORPORATION

By:	/s/ E. Mark Rajkowski
Name:	E. Mark Rajkowski
Title:	Senior Vice President and Chief Financial Officer

MONACO SPINCO INC.

By:	/s/ E. Mark Rajkowski
Name:	E. Mark Rajkowski
Title:	President

ACCO BRANDS CORPORATION

By:	/s/ Steven Rubin
Name:	Steven Rubin
Title:	Senior Vice President, Secretary and General Counsel

AUGUSTA ACQUISITION SUB, INC.

By:	/s/ Steven Rubin
Name:	Steven Rubin
Title:	President